Exhibit 5.1

January 9, 2026

Picard Medical, Inc.

1992 East Silverlake

Tucson, Arizona 85713

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Picard Medical, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the resale of up to 17,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a securities purchase agreement, dated as of December 24, 2025 (the “Purchase Agreement”), between the Company and the selling stockholders named in the Registration Statement (the “Selling Stockholders”). Pursuant to the Purchase Agreement, the shares of Common Stock registered for resale pursuant to the Registration Statement consist of (i) up to 9,990,654 shares (the “Note Shares”) that may be issuable upon conversion, redemption, amortization, make-whole, or other share settlement of the Company’s senior secured notes due December 26, 2028 (the “Notes”), and (ii) up to 7,009,346 shares (the “Warrant Shares”) issuable upon exercise of warrants issued pursuant to a warrant agreement dated December 24, 2025 (the “Warrant Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the (i) Note Shares have been duly authorized and, when issued pursuant to the terms of the Notes, will be validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized and, when issued pursuant to the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

January 9, 2026 Page 2

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ Winston & Strawn LLP